Exhibit 99.1

VRINGO ANNOUNCES FULL YEAR RESULTS FOR 2015 AND PROVIDES UPDATE ON ONGOING BUSINESS OPERATIONS

NEW YORK – March 10, 2016 - Vringo, Inc. (NASDAQ: VRNG), a diversified technology company, today announced operating results for the year ended December 31, 2015 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission and provided an update on its ongoing business operations.

“2015 was a transformational year for Vringo. In October, we acquired two businesses, Fli Charge, a wire-free power technology company, and Group Mobile, a supplier of built-to-order rugged computers, mobile devices and accessories. Shortly after, in December, we entered into a Global Settlement and License Agreement with ZTE Corporation, which resolved all outstanding disputes between Vringo and ZTE. We now have a proven patent portfolio which we will seek to continually license actively,” said Andrew Perlman, Chief Executive Officer of Vringo.

“We believe that our solid financial position makes Vringo an excellent platform for growth. In addition, it enables us to execute on our existing business strategy as well as pursue additional opportunities which we believe will create shareholder value,” concluded Mr. Perlman.

Fli Charge

•	Designed a new product line, including cases for the most popular Apple and Samsung smartphones, charging pads and universal adapters, including the USB PowerDisc and the PowerCoin.

•	Exhibited at CES 2016 in Las Vegas resulting in positive feedback and a healthy pipeline of licensing and partnership opportunities.

•	Advanced discussions with new partners in the education, furniture, automotive, hospitality, power tool, aviation and vaporizer markets, among others.

•	Extended and expanded our license agreement with Bretford Manufacturing, a leading designer and manufacturer of smart furniture.

•	Partnered with MITO Corporation to commercialize aftermarket automotive power and charging solutions.

•	Introduced ReVive, a 36-watt wire-free power solution for the automotive and transportation markets.

•	Received two Global Media Awards for ReVive at SEMA, a premier automotive specialty products trade event.

Group Mobile

•	Partnered with Xplore Technologies to land a large blanket purchase order consisting of 200 Motion by Xplore rugged tablets per year over a three-year sales agreement with a market leader in sensor-assisted surgery.

•	Added Panasonic Toughbook 20, a rugged 2-in-1 device, which can be used as both a laptop and a tablet, to the product line.

•	Added Sonim Technologies’ line of rugged smartphones and accessories to product offerings.

•	Became the first non-carrier distribution partner of Sonim Ultra Rugged LTE Phones.

•	Expanded our sales team, with the hire of an eastern region sales manager, Doug Carter, as well as two new inside sales representatives.

•	Broadened our product offering with 10 cutting edge devices from existing partners and added CAT as a supplier of mobile devices.

•	Added key new backup, antivirus, recycling and customer asset trade-in services.

Operating Results for the Year Ended December 31, 2015

•	Vringo had approximately $27 million in cash and court deposits as of December 31, 2015. Most of the amount held as court deposits was subsequently returned to us in Q1 2016.

•	Our outstanding debt was $4.1 million as of December 31, 2015 and is $1.7 million as of March 10, 2016.

•	For the year ended December 31, 2015, we recorded total revenue of $22.7 million, which is an increase of 1,492% as compared to the year ended December 31, 2014. The increase in 2015 was mainly due to our Intellectual Property operating segment for the $21.5 million received in connection with an executed confidential settlement and license agreement with ZTE, as well as revenue generated by our Group Mobile segment.

•	Operating legal costs were $18.5 million (including stock based compensation of $0.8 million) for the year ended December 31, 2015, which represents a decrease of 27% from prior year. This decrease was primarily due to the timing and nature of consulting and patent litigation costs related to legal proceedings against ZTE, ASUSTeK Computer, Inc. and Google, Inc.

•	For the year ended December 31, 2015, total general and administrative expenses, net of non-cash items such as stock based compensation, decreased by 14% to $6.0 million as compared to the prior year.

•	Total loss per share improved to $1.09 as of December 31, 2015 from $12.36 as of December 31, 2014.

About Vringo, Inc.

Vringo, Inc. is a diversified technology company engaged in the innovation, development, commercialization and monetization of three operating segments; Fli Charge, Group Mobile, and Intellectual Property. Fli Charge is dedicated to the licensing and commercialization of wire-free power technologies. Group Mobile is dedicated to the marketing and sale of rugged computing devices. Intellectual Property portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion, mobile and wire-free charging technologies; visit: www.vringo.com | www.flicharge.com | www.groupmobile.com

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 10, 2016.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

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212-309-7549

info@vringoinc.com